Exhibigt 99.1

REVISED AS PER AGREEMENT

February 13, 2013

February 6, 2013

Dear Mr. Linton:

Regarding: Counteroffer

Herein is contained a counteroffer to your offer to purchase dated February 4, 2013. We agree in principal to the greater part of your offer with some exceptions. The Sale is for all of the stock of the entities that make up Fiber Recovery Inc.

Those exceptions to your offer are noted in italics.

1.	Purchase Price $8,950,000 cash which pays off all existing debt.
2.	The amount of the assets listed under Current Assets presently totaling at $424,205 will be added to the purchase price listed above but that same amount will be paid back in cash to the buyer at closing, resulting in no net change in the actual Purchase Price, but removing that item from the balance sheet.
3.	Verification that the gross revenues of approximately $2 million per year.
4.	Verification that the Cost of Goods Sold approximately $650,000 per year.
5.	Verification that the Expense are approximately $390,000 per year, with Salt Lake Office cost removed, which includes interest payment on the current secured debt.
6.	All contracts and permits are to be verified.
7.	All books and records are to be verified.
8.	All accounting and financial records are to be audited at buyers expense.
9.	Confirm that all corporate taxes both state and federal are filed for all companies that are part of this transaction, i.e.;
a.	2009, 2010 and 2011 business tax returns.
b.	2009, 2010 and 2011 P&L and Balance Sheet.
c.	2012 P&L and Balance Sheet.
d.	2011 October P&L and Balance Sheet.

10.	Conditions to close:
a.	Verification of Accounts Payable and Accounts Receivable.
b.	Verification that all employees payrolls are current.
c.	Review of all employee contracts with current staff.
d.	Physical inspection of facilities by buyer and or his agent.
e.	Seller agrees to train GDT TDK's representatives the operation of the business for at least two months after closing.
11.	It is understood, between the parties, that Fiber Recovery Inc. is currently undertaking an expansion of its drying operation. Consequently timing of this transaction contained herein is critical. If as a result of decisions made as part of that expansion the parties are not in agreement, either party may terminate this Letter of Intent with a ten-day notice.
12.	Escrow Period
a.	Close within 120 days or sooner from the date of the signing this agreement unless mutually extended by buyer and seller.

It is understood that all information that is shared by each party's is confidential and not to be shared unless approved by both parties and or unless required by law. Each party executing is in agreement as stated above.

GDT TEK, Inc.	Fiber Recovery Inc.

__________________	______________________
by Bo Linton President	by Jerry Hansen President